EXHIBIT 10.29
As previously reported on a Current Report on Form 8-K dated August 4, 2006, on August 2, 2006, the board of directors of Color Kinetics Incorporated (the “Company”) approved and adopted an amendment to the Company’s 2006 Chief Executive Officer Bonus Plan (the “Chief Executive Officer Bonus Plan”), increasing his bonus target from 67% of base salary to 79% of base salary.
The following is a summary of the material features of the Chief Executive Officer Bonus Plan, as amended:
William Sims, our President and Chief Executive Officer (the “CEO”), is assigned a Bonus Target equal to 79% of the CEO’s base salary. The CEO’s bonus is based on the following performance measures: (i) the Company’s attaining its adjusted operating income goal for 2006 as set forth in the Company’s 2006 Operating Plan (the “AOI Goal”); and (ii) the Company’s attaining its top line revenue goal for 2006 as set forth in the Company’s 2006 Operating Plan (the “Revenue Goal”).
Achievement of at least 90% of the AOI Goal is required for payment of the portion of the CEO’s bonus that is based on attainment by the Company of the AOI Goal. The percent of payment is based on a straight line linear scale and is equivalent to the percent of the AOI Goal achieved up to 110%.
Achievement of at least 85% of the Revenue Goal is required for payment of the portion of the CEO’s bonus that is based on attainment by the Company of the Revenue Goal. The percent of payment is based on a straight line linear scale and is equivalent to the percent of the Revenue Goal achieved with no maximum.